As filed with the Securities and Exchange Commission on October 6, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3540776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Address of Principal Executive Offices, Including Zip Code)

Horizon Therapeutics Public Limited Company Amended and Restated 2014 Equity Incentive Plan

Horizon Therapeutics Public Limited Company Amended and Restated 2018 Equity Incentive Plan and 2018 Restricted Stock Unit Award Sub-Plan

Horizon Therapeutics Public Limited Company Amended and Restated 2020 Equity Incentive Plan and 2020 Restricted Stock Unit Award Sub-Plan

(Full title of the plan)

Jonathan P. Graham, Esq., Executive Vice President and General Counsel and Secretary

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Frank J. Aquila

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement is being filed by Amgen Inc. (the “Registrant”) to register 1,701,433 shares of common stock, $0.0001 par value, of the Registrant (“Common Stock”), which may be issuable upon the vesting or settlement of certain equity awards granted under the Horizon Therapeutics Public Limited Company Amended and Restated 2014 Equity Incentive Plan, the Horizon Therapeutics Public Limited Company Amended and Restated 2020 Equity Incentive Plan and 2020 Restricted Stock Unit Award Sub-Plan and the Horizon Therapeutics Public Limited Company Amended and Restated 2018 Equity Incentive Plan and 2018 Restricted Stock Unit Award Sub-Plan (collectively, the “Horizon Stock Plans”), which equity awards were assumed by the Registrant and converted into equity awards in respect of shares of Common Stock in connection with the Registrant’s acquisition of Horizon Therapeutics plc, a public limited company incorporated under the laws of Ireland (“Horizon”), as described below.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

The Transaction

On October 6, 2023 (the “Completion Date”), in accordance with the terms and conditions of the Transaction Agreement (the “Transaction Agreement”), dated as of December 11, 2022, by and among the Registrant, Horizon and PillarTree Limited, a private limited company incorporated under the laws of Ireland and a wholly owned subsidiary of the Registrant (“Acquirer Sub”), Acquirer Sub acquired Horizon pursuant to a court-sanctioned scheme of arrangement under Irish law (the “Scheme”) and Horizon became a wholly owned subsidiary of the Registrant.

Conversion of Certain Horizon Equity Awards in Connection with the Transaction

Pursuant to the terms of the Transaction Agreement, at the effective time of the Scheme (the “Effective Time”), each restricted stock unit under the Horizon Stock Plans that was not granted to a non-employee member of Horizon’s Board of Directors or held by a person who, as of the completion date of the Scheme, was a former service-provider of Horizon, was assumed by the Registrant and converted into a restricted stock unit (an “Amgen RSU”) denominated in shares of Common Stock. The number of shares of Common Stock subject to each such Amgen RSU is equal to the product (rounded down to the nearest whole number) of (i) the number of ordinary shares of Horizon, nominal value US$0.0001 per share, subject to such Amgen RSU immediately prior to the Effective Time, multiplied by (ii) 0.437582. Following the Effective Time, each Amgen RSU generally will continue to be governed by the same terms and conditions (including vesting terms) under the Horizon Stock Plans as were applicable to the applicable restricted stock unit immediately prior to the Effective Time.

PART I

The Registrant is not filing with or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February  9, 2023 (including information specifically incorporated therein by reference from the Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Stockholders, filed on April 6, 2023);

(b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, filed on April 28, 2023, and June 30, 2023, filed on August 4, 2023;

(c) Current Reports on Form 8-K filed January 31, 2023, February 16, 2023, March 2, 2023, March 9, 2023, May 18, 2023, May 22, 2023, June 5, 2023 , August 4, 2023, September 1, 2023, September 5, 2023, September 12, 2023, October  5, 2023 and October 6, 2023 (only those portions deemed filed and not furnished); and

(d) Description of the Registrant’s common stock, par value $0.0001 per share, contained in Registration Statements on Form 8-A, relating to the Registrant’s common stock, filed on September 7, 1983 and on April 1, 1993, including any amendment or report filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

The Registrant provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article SIXTH of the Registrant’s Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Under the Registrant’s bylaws, the Registrant is required to indemnify its directors and officers to the full extent permitted by the DGCL. However, the bylaws provide that the Registrant is not required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Registrant or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Registrant’s board of directors, (iii) such indemnification is provided by the Registrant in its sole discretion, or (iv) such indemnification is required under the bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See exhibits listed under the Exhibit Index below, which is incorporated in this item herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act)) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number

4.1	Restated Certificate of Incorporation of Amgen Inc. (as restated March 6, 2013) (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2013 on May 3, 2013 and incorporated herein by reference)

4.2	Amended and Restated Bylaws of Amgen Inc. (as Amended and Restated February 15, 2016) (filed as an exhibit to Form 8-K on February 17, 2016 and incorporated herein by reference)

4.3*	Horizon Therapeutics Public Limited Company Amended and Restated 2014 Equity Incentive Plan

4.4*	Horizon Therapeutics Public Limited Company Amended and Restated 2018 Equity Incentive Plan and 2018 Restricted Stock Unit Award Sub-Plan

4.5*	Horizon Therapeutics Public Limited Company Amended and Restated 2020 Equity Incentive Plan and 2020 Restricted Stock Unit Award Sub-Plan

5.1*	Opinion of Sullivan & Cromwell LLP

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Sullivan & Cromwell LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California on October 6, 2023.

AMGEN INC.

By:	/s/ Robert A. Bradway
	Name:	Robert A. Bradway
	Title:	Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert A. Bradway, Peter H. Griffith and Matthew C. Busch, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments (including post-effective amendments) or supplements to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, amendments to this Registration Statement may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney-in-fact or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the date indicated.

Signature	Title	Date

/s/ Robert A. Bradway		October 6, 2023
Robert A. Bradway	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer and Director)

/s/ Peter H. Griffith		October 6, 2023
Peter H. Griffith	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Matthew C. Busch		October 6, 2023
Matthew C. Busch	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)

/s/ Wanda M. Austin		October 6, 2023
Wanda M. Austin	Director

/s/ Michael V. Drake		October 6, 2023
Michael V. Drake	Director

/s/ Brian J. Druker		October 6, 2023
Brian J. Druker	Director

/s/ Robert A. Eckert		October 6, 2023
Robert A. Eckert	Director

/s/ Greg C. Garland		October 6, 2023
Greg C. Garland	Director

/s/ Charles M. Holley, Jr.		October 6, 2023
Charles M. Holley, Jr.	Director

/s/ S. Omar Ishrak		October 6, 2023
S. Omar Ishrak	Director

/s/ Tyler Jacks		October 6, 2023
Tyler Jacks	Director

/s/ Ellen J. Kullman		October 6, 2023
Ellen J. Kullman	Director

/s/ Amy E. Miles		October 6, 2023
Amy E. Miles	Director

/s/ Ronald D. Sugar		October 6, 2023
Ronald D. Sugar	Director

/s/ R. Sanders Williams		October 6, 2023
R. Sanders Williams	Director